Alternative Investment

Strategies

WORLD MONITOR TRUST II—

SERIES F

MONTHLY REPORT/

FEBRUARY 27, 2004

WORLD MONITOR TRUST II—SERIES F

Dear Interest Holder:

Enclosed is the report for the period from January 31, 2004 to February 27, 2004 for World Monitor Trust II—Series F (“Series F”). The net asset value of an interest as of February 27, 2004 was $158.67, an increase of 10.97% from the January 30, 2004 value of $142.99. The calendar year-to-date return for Series F was an increase of 13.94% as of February 27, 2004.

The estimated net asset value per interest as of March 25, 2004 was $159.24. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

Sincerely yours,

Brian J. Martin

President and Director

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS

For the period from January 31, 2004 to February 27, 2004

Revenues:
Realized gain on commodity transactions	$3,839,627
Change in unrealized commodity positions	3,197,340
Interest income	38,733

7,075,700

Expenses:
Commissions	239,240
Incentive fee	1,473,536
Management fees	81,706
Other expenses	10,736
Other transaction fees	7,393

1,812,611

Net gain	$5,263,089

STATEMENT OF CHANGES IN NET ASSET VALUE

For the period from January 31, 2004 to February 27, 2004

	Total	Per Interest
Net asset value at beginning of period (336,951.098 interests)	$48,179,183	$142.99
Net gain	5,263,089
Redemptions	(900,501)

Net asset value at end of period (331,131.027 interests)	$52,541,771	158.67

Change in net asset value per interest		$15.68

Percentage change		10.97%

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series F is accurate and complete.

PRUDENTIAL SECURITIES FUTURES

MANAGEMENT INC.

by: Ronald J. Ivans

Chief Financial Officer